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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K


                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 29, 2000






                          NEWFIELD EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)


            Delaware                     1-12534             72-1133047
   (State or other jurisdiction      (Commission file     (I.R.S. employer
 of incorporation or organization)       number)       identification number)


  363 N. Sam Houston Parkway E.
           Suite 2020
         Houston, Texas                                         77060
(Address of principal executive offices)                      (Zip code)


      Registrant's telephone number, including area code: (281) 847-6000


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Item 5.  Other Events

    Newfield Exploration Company announced on December 29, 2000 that it has entered into a definitive agreement to acquire Lariat Petroleum Inc. ("Lariat") for approximately $333 million, including the assumption of Lariat's liabilities. Lariat is a private, independent exploration and production company primarily focused in the Anadarko Basin of Oklahoma. As of June 30, 2000, Lariat had a proved reserve base of 256 billion cubic feet equivalent
(Bcfe). Approximately 75% of Lariat's proved reserves are natural gas and 90% are located in Oklahoma. Company-wide, Lariat drilled nearly 100 wells in 2000 (91 in Oklahoma and seven in the Permian Basin). Lariat's current production is about 45 million cubic feet per day (MMcf/d) of gas and 1,900 barrels of oil per day (BOPD).

    Under the agreement, Lariat shareholders will receive approximately
$180 million in a combination of approximately half cash and half Newfield common stock. The balance of the $333 million total will go toward the assumption and repayment of Lariat's debt and certain other obligations. Newfield plans to finance the cash portion of the acquisition through a combination of cash on hand and borrowings from existing lenders. The transaction will be accounted for as a purchase. The transaction is expected to close in mid-January 2001.

    Following the transaction, Randy A. Foutch will continue in his current capacity as the President of Lariat and he will be added to the management team of Newfield. Lariat was founded by Randy Foutch and incorporated in 1996. Since late 1998, Lariat completed three large acquisitions of properties. The largest was the purchase of Phillips Petroleum Company's Oklahoma properties in mid-1999. Foutch founded Colt Resources in 1992 and sold it in 1995. Prior to Colt, he was the Vice President of Exploration for Dyco Petroleum and the Rocky Mountain Regional Manager for the Anschutz Company. Foutch holds a Bachelor of Science in Geology from the University of Texas and a Master of Science in Petroleum Engineering from the University of Houston. He is on the Board of the Oklahoma Independent Petroleum Association, Chairman of the Oklahoma Energy Resources Board, Past Chairman of the OERB Scholastic Outreach Committee, and Past Chairman of the International Society of Energy Advocates. Foutch received the American Association of Petroleum Geologists' Public Service Award at its 1999 convention.

    Newfield's total proved reserves, stated on a pro forma basis, are expected to be more than 900 Bcfe, reflecting Newfield's mid-year 2000 reserve estimate of about 650 Bcfe and Lariat's mid-year reserve estimate of 256 Bcfe. Following the completion of this transaction, Newfield's largest focus area will continue to be the Gulf of Mexico where approximately 60% of the Company's reserves will be located.

    Certain of the statements set forth in this Report regarding estimated reserves, anticipated production volumes, realized prices and operating expenses, planned capital and drilling activities are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 1999. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.


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                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                          NEWFIELD EXPLORATION COMPANY




Date: January 5, 2001                 By: /s/ Terry W. Rathert

                                      Terry W. Rathert
                                      Vice President, Chief Financial
                                      Officer and Secretary
                                      (Authorized Officer and Principal
                                       Financial Officer)